IMH FINANCIAL CORPORATION

Offer to Purchase for Cash
477,170 Shares of its Class B Common Stock and
22,830 Shares of its Class C Common Stock
Each at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 11, 2019, UNLESS THE OFFER TO PURCHASE IS EXTENDED.

Dear Stockholder:

IMH Financial Corporation, a Delaware corporation ("IMH," "we," "our," "us," or the "Company"), is offering to purchase up to 477,170 shares of its Class B common stock (the “Class B Shares”) and 22,830 shares of its Class C common stock (the “Class C Shares” and, together with the Class B Shares, “the Shares”), at a price of $2.00 per share, without interest. Our offer is subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, with respect to each class of Shares, constitutes an “Offer” and collectively, the "Offers").
Only Shares properly tendered in the Offers, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the Offers. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offers, including Shares not purchased because of proration, will be returned promptly following the Expiration Date. See Section 3 – “Procedures for Tendering Shares.”
The Offers are not conditioned upon any minimum number of Shares being tendered. The Offers are, however, subject to certain terms and conditions. See Section 6 – “Conditions of the Offers.”

All of our directors and executive officers have informed us that they do not intend to tender Shares in the Offers, and shares of the Company’s Common Stock, which have been issued exclusively to Company employees, may not be tendered in the Offers.
Our Board of Directors (the “Board”) has authorized the Offers. However, none of the Company, the Board, Computershare, in its capacity as the Depositary, or the Information Agent has made or is making any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should carefully read the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. No person has been authorized to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the Offers. No person has been authorized to give any information or to make any representations in connection with the Offers other than those contained in this document or in the related Letter of Transmittal. Any recommendation, information or representations made or given must not be relied upon as having been authorized by us.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offers or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other offer materials may be directed to D.F. King & Co., Inc., the Information Agent for the Offers, at the address and telephone number set forth below. Copies will be furnished promptly at our expense. Shareholders may also contact their broker, dealer, trust company, custodian or other nominee for assistance concerning the Offers.
The Information Agent for the Offers is:

D.F. KING & CO., INC.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call: (800) 761-6521
Email: imh@dfking.com

Offer to Purchase dated December 7, 2018

IMPORTANT PROCEDURES
If you want to tender all or part of your Shares, you must complete one of the following procedures before the Offers expire:

•
if you hold Shares in book entry form in your own name, complete and sign the Letter of Transmittal accompanying this Offer to Purchase according to its instructions and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary for the Offers; or

•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you by executing the Letter of Transmittal.

Exhibit (a)(1)(A)

Exhibit (a)(1)(A)

SUMMARY TERM SHEET
We are inviting you to sell your Class B Shares and/or Class C Shares to us for cash. The following summary highlights certain material information related to the Offers and contained in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offers. We have included section references to direct you to a more complete discussion of the topic.
Who is offering to purchase my Shares?
We (IMH Financial Corporation) are offering to purchase up to 477,170 shares of our outstanding Class B common stock and 22,830 shares of our outstanding Class C common stock. See Section 1.
What will the purchase price for the Shares be?
We are offering to purchase the Shares for $2.00 per share. There is no market for the Shares where you can obtain a current market quotation for the Shares prior to making a decision regarding the Offers See Sections 1 and 8.
How was the purchase price determined?
We determined the purchase price per Share after considering a variety of factors, including, without limitation, our operating results and history. Neither we nor any independent party has evaluated or rendered any opinion with respect to the fairness of the purchase price. No representation is made by us that the purchase price is fair to you. The purchase price may be less or more than the actual fair market value of the Shares. Neither we nor any of our directors, officers, employees, service providers, attorneys or other advisors or agents makes any recommendation as to whether you should tender Shares pursuant to the Offer to Purchase and takes no position with respect to the fairness of the purchase price.
What will be the form of payment of the purchase price?
You will be paid the purchase price in cash, without interest, for all your Shares that we purchase pursuant to the Offers. We will pay the purchase price promptly after the expiration of the Offer period, or any extension thereof. See Section 5.
How many Shares will we purchase?
We will purchase up to 477,170 Class B Shares and up to 22,830 Class C Shares in the Offers (for a combined total of 500,000 Shares). If the number of Class B Shares or Class C Shares, as applicable, as are properly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to such respective amounts, we will purchase all Class B Shares or Class C Shares, as applicable, so tendered and not withdrawn, upon the terms and subject to the conditions of the Offers. If more than 477,170 Class B Shares and/or 22,830 Class C Shares are so tendered and not withdrawn, we will first purchase Shares from holders of less than 100 Shares of that respective class (“odd lots”), who properly tender all, but not less than all, of their Shares, then we will purchase Shares from all other shareholders who tender, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares. Any fractional share resulting from the proration will be rounded down to the nearest whole share. The Offers are not conditioned on any minimum number of Shares being tendered.
As a result of the transactions consummated in 2010 pursuant to which the Company was converted from a limited liability company to a corporation, almost all of our shareholders hold more than one series of our Class B Shares. If you tender less than all of the Class B Shares you own, you must tender (and the Company will deem you to have tendered) the same percentage of each series of the Class B Shares you hold. For instance, if you indicate in the Letter of Transmittal that you wish to tender 25% of your Class B Shares and you own 550 shares of Class B-1 common stock, 600 shares of Class B-2 common stock, and 1100 shares of Class B-3 common stock, you will be deemed to have tendered 138 shares of Class B-1 common stock (representing a natural rounding of 137.5 shares), 150 shares of Class B-2 common stock, and 275 shares of Class B-3 common stock, for a total of 563 Class B Shares (referred to herein as “the Class B Shares Aggregate Tender”). If more than 477,170 Class B Shares are tendered pursuant to the Offer for the Class B Shares, after taking into account the odd lots priority, we will first prorate the number of Class B Shares to be purchased according to the relative Class B Shares Aggregate Tenders we receive, and then apportion the total number of Class B Shares to be purchased from each participant in the Offer for Class B Shares according to the number of shares of each Series tendered by that particular shareholder, rounding down in order to avoid purchasing any fractional shares as a result of the proration. We expect to announce the results of the Offers, including any prorations, promptly following the Expiration Date. See Section 1.
What is the purpose of the Offers?
The Offers are intended to achieve multiple objectives, including demonstrating our confidence in our business, providing value to our continuing shareholders, and providing an opportunity for our shareholders who wish to receive cash for all or a portion of their Shares to do so efficiently. The Offers may also reduce the number of our shareholders which could have the effect of decreasing our administrative costs. See Section 2.
How will we pay for the Shares tendered in the Offers?
We will use our available cash on hand to purchase Shares tendered in the Offers and to pay all related expenses. See Section 8.
Do you have the financial resources to make the cash payment under the Offers?
We estimate we will need approximately $1.10 million to purchase all Shares pursuant to the Offers for $2.00 per Share and pay related fees, expenses and closing payments. These funds will come from cash on hand. The Offers are not conditioned upon any financing arrangements.

Is your financial condition relevant to my decision to tender in the Offers?
We do not think our financial condition is material to your decision to tender in the Offers because the Offers are not subject to any financing condition, and we are offering to purchase all of the Shares for cash.
How long do I have to tender my Shares?
You may tender your Shares until the Offers expire. The Offers will expire on January 11, 2019, at 5:00 p.m., Eastern Time, unless we extend the Offers. We may choose to extend the Offers for any reason. We cannot assure you that the Offers will be extended or, if extended, for how long. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for accepting the Offers. See Section 3.
If we decide to extend the Offers, we will issue a press release no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date.
Are there any conditions to the Offers?
Yes. We are not required to purchase any Shares, we may postpone the purchase of tendered Shares, or we may cancel, terminate or amend the Offers if:

•	any governmental authority restrains or prohibits the Offers;

•	another party proposes, announces or makes a tender offer or exchange offer, merger, business combination or other similar transaction involving the Company; or

•	there is a material change in the business, condition, income, operations or prospects of the Company or its subsidiaries.
The Offers are subject to a number of other conditions described in greater detail in Section 6.
Following the Offers, will IMH continue to file reports with the Securities and Exchange Commission?
Yes. The Offers will not cause the Company to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 2.
How do I tender my Shares?
Prior to 5:00 p.m., Eastern Time, on January 11, 2019, you must complete certain steps described below to tender your Shares:

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary for the Offers; or

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you.
See Section 3 for additional information.
Can I change my mind after I have tendered Shares in the Offers?
Yes. You may withdraw any Shares you have tendered at any time before the expiration of the Offers, which will occur at 5:00 p.m., Eastern Time, on January 11, 2019, unless we extend it, in which event you may withdraw any Shares you have tendered at any time up to the extended Expiration Date. To properly withdraw your Shares, you must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing in this Offer to Purchase. The information required and method of notification differs depending on whether you hold your Shares directly or through a broker or nominee. If you hold your Shares through a broker or nominee, it is likely they have an earlier deadline for withdrawal of a tender. See Section 4.
In what order will you purchase the tendered Shares?
We will purchase Shares in the following order of priority:

•
First, from all shareholders of “odd lots” (holders of less than 100 Class B Shares or Class C Shares, as appropriate) who properly tender all of their Class B Shares or Class C Shares as appropriate and do not properly withdraw them before the expiration of the Offers; and

•	Second, on a pro rata basis from all shareholders who properly tender Shares and do not properly withdraw them before the expiration of the Offers.
We may not purchase all of the Shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offers?
Our Board of Directors has approved the Offers. However, neither we, the Information Agent nor the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. See Section 2.
Will the Company’s directors and executive officers tender Shares in the Offers?
We have been advised that none of our directors and executive officers will participate in the Offers. See Section 10.

If I decide not to tender, how will the Offers affect my Shares?
Shareholders who choose not to tender will own a greater percentage interest in our outstanding common shares following consummation of the Offers because our purchase of Shares will reduce the number of outstanding shares. See Section 2.
How are dividends treated on tendered Shares?
Until we close each of the Offers and accept tendered Class B Shares or Class C Shares, as applicable, shareholders will be entitled to any dividends declared and having a record date prior to the Expiration Date. However, after purchase of your tendered Shares at the close of the applicable Offer, you will not be entitled to receive future dividends on those purchased Shares. See Section 2.
Will I have to pay brokerage fees and commissions if I tender my Shares?
If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, bank or other nominee and your broker, bank or other nominee tenders Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.
What are the United States federal income tax consequences if I tender my Shares?
The receipt of cash for your tendered Shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. See Section 12.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 3.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, the risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.
As a public reporting entity, IMH files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.

THE OFFERS
Section 1.    Overview; Priority; Odd Lots; Proration.
Overview. Upon the terms and subject to the conditions of the Offers, we will purchase 477,170 of our Class B Shares and 22,830 of our Class C Shares (collectively, the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn before the Expiration Date, at a price Of $2.00 per Share, without interest. The Offers are not conditioned on any minimum number of Shares being tendered. Each Offer is, however, subject to other conditions. See Section 6.
The term "Expiration Date" as used in this Offer to Purchase with respect to each Offer means 5:00 p.m., Eastern Time, on January 11, 2019, unless we, in our sole discretion, extend the period of time during which the applicable Offer will remain open, in which event the term “Expiration Date” shall mean the latest time and date on which the applicable Offer, as so extended, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offers.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list.
Priority of Purchases. The Company desires to purchase up to 477,170 Class B Shares and up to 22,830 Class C Shares. If the number of Class B Shares or Class C Shares, as applicable, are properly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase all of those Class B Shares or Class C Shares so tendered and not withdrawn at the purchase price, upon the terms and subject to the conditions of the applicable Offer. If more than 477,170 Class B Shares and/or 22,830 Class C Shares are so tendered and not withdrawn, we will purchase properly tendered Shares on the basis set forth below:

•
First, we will purchase all Class B Shares or Class C Shares tendered by all holders of “odd lots” (as defined below) who tender all Class B Shares or Class C Shares, as applicable, owned beneficially or of record (partial tenders will not qualify for this preference) and check the appropriate “Odd Lot Tender” box in the Letter of Transmittal.

•
Second, we will purchase all other Class B Shares or Class C Shares, as applicable, tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

Odd Lots. The term "odd lots" means all Class B Shares or Class C Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Class B Shares or 100 Class C Shares, as applicable. To qualify for the odd lot preference, an odd lots holder must tender all Shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. Any odd lot holder wishing to tender all of the shareholder's Shares pursuant to the applicable Offer must check the appropriate "Odd Lot Tender" box in the Letter of Transmittal.
This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more Class B Shares or Class C Shares, as appropriate, even if these holders have separate accounts or certificates representing fewer than 100 Shares.
Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all non-odd lot shareholders. As a result of the transactions consummated in 2010 pursuant to which the Company was converted from a limited liability company to a corporation, almost all of our shareholders hold more than one series of our Class B Shares. If you tender less than all of the Class B Shares you own, you must tender (and the Company will deem you to have tendered) the same percentage of each series of the Class B Shares you hold. For instance, if you indicate in the Letter of Transmittal that you wish to tender 25% of your Class B Shares and you own 550 shares of Class B-1 common stock, 600 shares of Class B-2 common stock, and 1100 shares of Class B-3 common stock, you will be deemed to have tendered 138 shares of Class B-1 common stock (representing a natural rounding of the 137.5 shares), 150 shares of Class B-2 common stock, and 275 shares of Class B-3 common stock, for a total of 563 Class B Shares (referred to herein as “the Class B Shares Aggregate Tender”). If more than 477,170 Class B Shares are tendered pursuant to the Offer for the Class B Shares, after taking into account the odd lots priority, we will first prorate the number of Class B Shares to be purchased according to the relative Class B Shares Aggregate Tenders we receive, and then apportion the total number of Class B Shares to be purchased from each participant in the Offer for Class B Shares according to the number of shares of each Series tendered by that particular shareholder, rounding down in order to avoid purchasing any fractional shares as a result of the proration. The Company will not accept any fractional shares. Rounding will be handled similarly for the Class C Shares. We expect to announce the results of the Offers, including any prorations, promptly following the Expiration Date.
As described in Section 12, the number of Shares that we will purchase from a shareholder pursuant to the Offers may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.
Section 2.    Purpose of the Offers; Certain Effects of the Offers.
Purpose of the Offers. We are making the Offers to enable you to decide whether you desire to continue your investment in us or whether you desire to obtain current value for your Shares. We are making the Offers because our Board of Directors believes that the purchase of Shares is an attractive use of a portion of our available capital and is consistent with our long-term goal of increasing shareholder value.
We believe we have adequate sources of capital to complete the Share repurchase and pursue business opportunities.

The Offers are intended to achieve a number of objectives, including the following:

•
Provide value for continuing shareholders. Shareholders who wish to achieve a greater percentage ownership in the Company will be able to do so by not tendering their Shares and thus will have a greater stake in our future results, opportunities and risks.

•	Provide value to shareholders who wish to sell. Repurchasing our Shares is an efficient way to return value to shareholders who wish to receive cash for all or a portion of their Shares.

•	Potential cost savings. To the extent the purchase of Shares in the Offers results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.
Certain Effects of the Offers. The Offers also present some potential risks and disadvantages to us and to our continuing shareholders, such as:

•
The Offers will result in a decrease in the amount of the cash we hold. This reduced level of cash could impact our ability to acquire income-producing assets. The use of cash for the tender will also reduce our ability to repurchase shares in the future or to pay any special dividends.

•
If our Shares are subsequently listed on a national securities exchange or electronic trading market, our shareholders may be able to sell non-tendered Shares in the future on a securities exchange or otherwise at a net price higher or lower than the purchase price in the Offers. We can give no assurance as to the price at which a shareholder may be able to sell such Class B Shares or Class C Shares in the future.

•
We may, in the future, decide to purchase additional Class B Shares and/or Class C Shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the applicable Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any Class B Shares or Class C Shares, other than pursuant to the applicable Offer, until at least ten business days after the Expiration Date.

•
Shareholders who tender all of their Shares will not be able to participate in any dividends declared by us that are payable to shareholders of record on a date after the completion of the applicable Offer.

•	Shareholders who retain an equity interest in us will continue to be IMH shareholders with the attendant risks and rewards associated with owning our Shares.
The Shares we purchase pursuant to the Offers will be restored to the status of authorized and unissued shares or will become treasury stock and will be available for issuance by us in the future for purposes including the acquisition of other businesses or assets, the raising of additional capital for use in our business and the satisfaction of other obligations.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	the issuance of Shares purchased pursuant to the Offers;

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our significant subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets other than our intention to continue to market for sale substantially all of our legacy assets;

•	any material change in our present dividend policy, our indebtedness or our capitalization;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being authorized to be quoted on any securities exchange or stock market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock equivalent awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
Although we do not currently have any plans, other than as described in this document that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value, we may undertake or plan actions that relate to or could result in one or more of these events.
Our Board of Directors has approved the Offers. However, neither we, the Depositary nor the Information Agent make any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of

Transmittal. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offers. See Section 10.
Section 3.    Procedures for Tendering Shares.
Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offers, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the Letter of Transmittal accompanying this Offer to Purchase.
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (Computershare). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares.
If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of non-conformance will be sent to the shareholder and not to the broker, dealer, commercial bank, trust company, custodian or nominee.
Method of Delivery. The method of delivery of all documents is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested, properly insured. Shares will be deemed delivered only when actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box captioned "Special Transfer Instructions" on the Letter of Transmittal. If the holder has completed the box captioned "Special Transfer Instructions" on the Letter of Transmittal, all signatures on a Letter of Transmittal must be guaranteed by a financial institution which participates in the Securities Transfer Agents Medallion Program (an "Eligible

Institution"). Most banks, savings and loan associations and brokerage houses participate in the program.
Federal Income Tax Withholding. Under the federal income tax backup withholding rules, a percentage of the gross proceeds payable to a shareholder or other payee pursuant to the Offers must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.
Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary.
For a discussion of United States federal income tax consequences to tendering shareholders, see Section 12.
Any tendering shareholder or other payee who fails to complete fully and sign the Form W-9 included in the Letter of Transmittal may be subject to required federal income tax withholding with respect to the gross proceeds paid to such shareholder or other payee pursuant to the Offers.
Tender Constitutes an Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the applicable Offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the applicable Offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a "net long position" in the Class B Shares or Class C Shares, as applicable, or equivalent securities at least equal to the Class B Shares or Class C Shares, as applicable, tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering has a "net long position" equal to or greater than the amount of (x) Shares tendered or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and, upon the acceptance of such tender, will deliver or cause to be delivered such Shares so acquired for the purposes of tendering them in accordance with the terms of each Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of an offer on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and the determination shall be final and binding on all parties, which determination may be challenged in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular Shares, and our interpretation of the terms of each Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties, which determination may be challenged in a court of competent jurisdiction. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Information Agent, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
Return of Unpurchased Shares. If any tendered Shares are not purchased pursuant to the Offers or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder's book-entry transfer are tendered, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Depositary. All unpurchased Shares will be returned without expense to the shareholder.
Section 4.    Withdrawal Rights.
Tenders of Shares made pursuant to each Offer may be withdrawn at any time prior to the Expiration Date. If we extend the period of time during which an Offer is open, are delayed in accepting for payment or paying for Shares in an Offer or are unable to accept for payment or pay for Shares pursuant to an Offer for any reason, then the Depositary may, on our behalf, retain all Shares tendered in such Offer. Such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the offer. Tenders are irrevocable after the Expiration Date, except that Shares tendered may be withdrawn even after the Expiration Date if they have not been accepted for purchase within 40 business days after commencement of such Offer.
Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of such Offer. Withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt of any notice of withdrawal) will be determined by us, in our sole discretion, and our determination will be final and binding, which determination may be challenged in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, and such determination will be binding on all shareholders. None of us, the Information Agent, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
Section 5.    Purchase of Shares and Payment of Purchase Price.
Upon the terms and subject to the conditions of each Offer, including the odd lot priority and proration provisions, promptly following the Expiration Date, we will accept for payment, pay for and purchase, 477,170 of our Class B Shares and 22,830 of our Class C Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn before the Expiration Date.
For purposes of each Offer, we will be deemed to have accepted for payment and purchased Shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, and proration provisions of such Offer, only upon oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to such Offer.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. The Company will not accept fractional shares in either Offer. Instead, any fractional share resulting from the proration will be rounded down to the nearest whole share. We will announce the final results of any proration and commence payment for Shares purchased promptly after the Expiration Date.
All Shares tendered and not purchased, including any shares not purchased due to proration, will be returned to the tendering shareholder by crediting the account maintained with the Depositary by the participant therein who delivered the Shares, at our expense promptly after the Expiration Date or termination of the applicable Offer. In addition, if certain events occur, we may not be obligated to purchase Shares under the Offers. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offers. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Important Instructions and Information for Letter of Transmittal.
Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal may be subject to federal income tax backup withholding on the gross proceeds paid to the shareholder or other payee pursuant to the Offers. See Section 3.

Section 6.    Conditions of the Offer.
Notwithstanding any other provision of the Offers, we will not be required to accept for payment or pay for any Shares tendered, we may terminate or amend the Offers or we may postpone the acceptance of and payment for Shares tendered (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) if, at any time on or after the date of this Offer to Purchase and before the Expiration Date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with either one or both of the Offers or with acceptance for payment or payment:

•
Legal Prohibition. We will not be obligated to close an Offer if any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person directly or indirectly: (i) challenges the making of the Offer or the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to the number of Shares sought to be purchased in each Offer.

•
Material Adverse Change. We will not be obligated to close an Offer if there is: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism; or (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, and any significant decrease in the fair market value of our Shares.

•
Business Change. We will not be obligated to close an Offer if there is any change that shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries.

•
Competing Offer. We will not be obligated to close an Offer if a tender or exchange offer with respect to some or all of the Shares (other than our Offers), or merger, acquisition proposal or other business combination for the Company has been proposed, announced or made by another person or we have learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5.0% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise; or (ii) any such person or group that on or prior to the date of this document had filed a Schedule 13D or 13G with the SEC and thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2.0% or more of the outstanding Shares.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date, which determination may be challenged in a court of competent jurisdiction. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Any determination or judgment by us concerning the events described above will be final and binding on all parties.
Section 7.    Dividends.
Until we close an Offer and accept tendered Shares in such Offer, shareholders will be entitled to any dividends declared and having a record date prior to the date when the Offer expires.
Section 8.    Source and Amount of Funds.
Assuming that all 477,170 Class B Shares and 22,830 Class C Shares are purchased in the Offers, the aggregate purchase price will be $1,000,000.00. We expect that expenses for the Offers will be approximately $100,000. We intend to pay the offering expenses from cash on hand. We anticipate that we will pay for the Shares tendered in the Offers from cash on hand.
Section 9.    Certain Information Concerning Us; Financial Statements.
General. We are a real estate investment and finance company based in the southwestern United States engaged in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, servicing, enforcement, development, marketing, and disposition. The Company’s focus is to invest in, manage and dispose of commercial real estate mortgage investments, hospitality assets, or other real estate assets, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment or disposing of real property acquired through acquisition, foreclosure or other means. The Company is seeking to expand its hospitality footprint through the acquisition or management of other luxury boutique hotels. Our shares of common stock and preferred stock are not listed on any securities exchange or automated quotation service.

Financial Statements. Financial statements have not been included herein because the consideration offered for the Shares consists solely of cash; the Offers are not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and the rules and regulations thereunder and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the SEC can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549.
Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance with such laws we file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, and exhibit and amendments thereto, which includes additional information with respect to the Offers. Such material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE,Washington, DC 20549. Copies of such material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a web site on the Internet at that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.
Incorporation by Reference: SEC rules allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K Quarterly Reports on Form 10-Q	Year ended December 31, 2017 Quarter ended March 31, 2018 Quarter ended June 30, 2018 Quarter ended September 30, 2018
Current Reports on Form 8-K	June 18, 2018, June 4, 2018, February 12, 2018, December 15, 2017, November 9, 2017, October 5, 2017
Proxy Statement	April 30, 2018
Schedule T-3/A	October 17, 2018

We incorporate by reference into this Offer to Purchase the documents listed above.

You can obtain the documents described under "Additional Information About Us" and any of the documents incorporated by reference in this document from us or from the SEC’s web site described above. You can obtain the documents described under "Additional Information About Us" and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, or by calling (800) 761-6521 or via email at imh@dfking.com. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.
Section 10.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of September 30, 2018, we had 1,576,616 shares of Common Stock, 3,491,758 shares of Class B-1 Common Stock, 3,492,954 shares of Class B-2 Common Stock, 7,159,759 shares of Class B-3 Common Stock, 313,790 shares of Class B-4 Common Stock and 691,733 shares of Class C Common Stock, 2,604,852 shares of Series B-1 Preferred Stock, 5,595,148 shares of Series B-2 Preferred Stock, 2,352,941 shares of B-3 Preferred Stock, and 22,000 shares of Series A Preferred Stock. The Series B-1, B-2 and B-3 Preferred Stock is collectively convertible, and when combined with outstanding common stock would convert into 27,279,551 outstanding common shares as of September 30, 2018. The Series A Preferred Stock and Series B-1, B-2 and B-3 Preferred Stock are not eligible to be purchased in the Offers. The 477,170 Class B Shares and 22,830 Class C Shares we are offering to purchase pursuant to the Offer represent, in the aggregate, approximately 3% of our total common shares outstanding as of that date, not including our outstanding shares of preferred stock.
As of September 30, 2018, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 14,323,920 of our common shares, representing approximately 46.7% of our outstanding shares, assuming the exercise by these persons of their currently exercisable options. Our directors and executive officers are entitled to participate in the Offers on the same basis as all other shareholders. Based on our discussions with our executive officers and directors, none of our directors and executive officers are considering tendering shares in the Offers.

The following table shows, as of September 30, 2018, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming that we purchase 477,170 Class B Shares and 22,830 Class C Shares and that the directors or executive officers tender no Shares pursuant to the Offers, then after the Offers, the directors and executive officers as a group will beneficially own approximately 47.5% of the outstanding shares, assuming the exercise by these persons of their currently exercisable options. The business address of each of our directors and executive officers is the same as the Company’s.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Lawrence D. Bain	2,074,745(1)	6.8%
Jonathan Brohard	227,621(2)	*
Samuel J. Montes	230,090(3)	*
Leigh Feuerstein	59,355(2)	*
Andrew Fishleder, M.D.	60,457(2)	*
Michael M. Racy	59,355(2)	*
Chad Parson	7,948,089(4)	25.9%
Lori Wittman	59,355(2)	*
Jay Wolf	3,604,852(5)	11.7%
All directors and executive officers as a group (9 persons)	14,323,920	46.7%
*    Less than 1% of outstanding shares.
(1) Includes: (i) 50,000 unrestricted shares of Common Stock held by Mr. Bain; (ii) 874,745 shares, net of amounts for certain tax elections made, of restricted Common Stock held by Mr. Bain subject to certain vesting and other restrictions; (iii) 150,000 shares of Common Stock that Mr. Bain has the right to acquire by exercising options that are exercisable within 60 days of this Offer to Purchase; and (iv) 1,000,000 shares of Common Stock that an affiliate of Mr. Bain has the right to acquire by exercising warrants that are exercisable within 60 days of this Offer to Purchase.
(2) Reflects the award of shares of restricted Common Stock, net of amounts for certain tax elections made, which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award.
(3) Reflects the award of 130,090 shares of restricted Common Stock, net of amounts for certain tax elections made, which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award, and the award of 100,000 shares of Common Stock that Mr. Montes has the right to acquire by exercising options that are exercisable within 60 days of this Offer to Purchase.
(4) Reflects the share information set forth on the Schedule 13D/A filed by JPMorgan Chase Funding Inc. on February 13, 2018. Excludes any additional shares of Common Stock into which the shares of the Series B-2 and Series B-3 Preferred Stock held by JPMorgan Chase Funding Inc. are convertible as of this Offer to Purchase pursuant to the Second Amended Certificate of

Designation. Mr. Parson is a Managing Director of J.P. Morgan Securities LLC, an affiliate of JP Morgan Chase Funding, Inc. Mr. Parson disclaims beneficial ownership of these shares.
(5) Reflects the share information set forth on the Schedule 13D/A filed by Juniper Capital Partners, LLC on February 16, 2018. Excludes any additional shares of Common Stock into which the shares of the Series B-1 Preferred Stock held by Juniper NVM and JCP Realty are convertible as of this Offer to Purchase pursuant to the Second Amended Certificate of Designation.
Recent Securities Transactions. Neither the Company, any subsidiary of the Company nor, to the best of our knowledge, any of the Company’s directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving the Shares during the 60 days prior to the date hereof.
2010 Employee Stock Incentive Plan. Under the First Amended and Restated 2010 IMH Financial Corporation Employee Stock Incentive Plan (the “2010 Equity Incentive Plan”), the Company can grant equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other stock-based awards, which are used to attract, retain and motivate qualified employees. The Company believes that the equity-based awards available under our 2010 Equity Incentive Plan help align the interests of award recipients with the interests of our stockholders. During the nine months ended September 30, 2018, the Company authorized the grant of 144,869 shares of restricted Company stock (net of certain tax elections made by such grantees) and issued options to purchase 117,100 shares of Company stock under the 2010 Equity Incentive Plan. During the year ended December 31, 2017, the Company issued 317,134 shares of restricted Company stock under the 2010 Equity Incentive Plan, net of certain tax elections made by such grantees. During the year ended December 31, 2016, the Company authorized the grant of 86,207 shares of restricted Company stock with award dates effective in April 2017 (including 11,695 shares to Mr. Montes), and issued options to purchase 324,500 shares of Company stock under the 2010 Equity Incentive Plan. The Plan is administered by the Compensation Committee of our Board of Directors, and provides that the exercise price of options granted under it shall not be less than the fair market value of our outstanding shares on the date the options are granted. Information about the number of presently-exercisable options held by our directors and executive officers under our Plan is included in the beneficial ownership table at the beginning of this Section 10. Additional information regarding the above plan and option grants thereunder, as well as information regarding employment agreements with our executive officers, is included in our documents filed with the SEC that are incorporated in this Offer to Purchase by reference. See "Incorporation by Reference" in Section 9.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11.    Legal Matters; Regulatory Approvals.
Legal Matters. We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, that would be required for our acquisition or ownership of the Shares as contemplated by the Offers. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offers pending the outcome of any such matter.
There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offers to accept Shares for payment and pay for Shares is subject to conditions. See Section 6.
Section 12.    United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to each Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options or the vesting of restricted shares). This discussion does not address the state, local or foreign tax consequences of participating in an Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offers.

As used herein, a "Holder" means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders ("foreign shareholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offers.

Non-Participation in the Offers. Holders of shares who do not participate in either Offer will not incur any tax liability as a result of the consummation of the Offers.

Exchange of Shares Pursuant to the Offers. An exchange of shares for cash pursuant to an Offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in each Offer will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in us, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning our stock owned by certain family members (except that in the case of a "termination of interest" a Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. If all of a Holder's shares are acquired, the transaction may qualify as a termination of interest. The only shares we have outstanding are voting common shares. Thus, in our case, an exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend". Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an "extraordinary dividend".
If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.
We cannot predict whether or the extent to which the Offers will be oversubscribed. If an Offer is oversubscribed, proration of tenders pursuant to such Offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the Offers to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.
See Section 3 with respect to the application of federal income tax withholding and backup withholding.
Section 13.    Extension of the Offer; Termination; Amendment.
We expressly reserve the right, in our sole discretion, at any time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred, to extend the period of time during which each Offer is open and thereby delay acceptance for payment of, and payment for, any Shares sought by such Offer, by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate each Offer and not accept for payment or pay for any Shares sought by such Offer not theretofore accepted for payment or paid for or, subject to applicable law, and to postpone payment for Shares sought by such Offer upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of such Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred, to amend each Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in such Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in such Offer. Amendments to the Offers may be made at any time and effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to such Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.
If we materially change the terms of an Offer or the information concerning an Offer, we will extend such Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will such Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, that Offer. If (1) we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares being sought in an Offer and (2) an Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, such Offer will be extended until the expiration of such period of ten business days.
Section 14.    Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offers. D.F. King & Co., Inc. may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offers to beneficial owners. D.F. King & Co., Inc. will receive reasonable and customary compensation for its services. We have also agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses incurred by it in connection with the Offers, including reasonable fees and expenses of counsel, and to indemnify D.F. King & Co., Inc. against certain liabilities in connection with the Offers, including liabilities under the federal securities laws.

D.F. King & Co., Inc. may continue to render services to us, for which it has received and may continue to receive customary compensation from us.

We have retained Computershare to act as Depositary in connection with the Offers. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offers, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers or dealers (other than fees to D.F. King & Co., Inc. as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, D.F. King & Co., Inc. or the Depositary for purposes of the Offers. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and the Important Instructions and Information for the Letter of Transmittal.
We expect that the cost of the Offers, including the services described above and legal, accounting and printing, to be approximately $100,000.

Section 15.    Miscellaneous.
We are not aware of any jurisdiction where the making of either of the Offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of an Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, such Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, such Offer shall be deemed to be made on our behalf by D.F. King & Co., Inc. or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, along with such exhibits and amendments as are necessary, which contain additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
YOU SHOULD ONLY RELY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR D.F. KING & CO., INC.
December 7, 2018

IMH FINANCIAL CORPORATION
The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below.

By Hand or Courier Delivery or
Overnight Delivery:

IMH Financial Corporation
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions
250 Royall Street, Suite V
Canton, MA 02021

By Express
or First Class Mail:

IMH Financial Corporation
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance, including requests for additional copies of the Offer to Purchase or the related Letter of Transmittal, may be directed to the Information Agent at its telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offers is:
D.F. KING & CO., INC.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call: (800) 761-6521
Email: imh@dfking.com